Exhibit 99.2

Contact:

Jeffrey S. Davidson
Co-Chairman and Chief Executive Officer
Key Hospitality Acquisition Corporation
(973) 992-3707

FOR IMMEDIATE RELEASE

KEY HOSPITALITY ACQUISITION CORPORATION
ANNOUNCES PARTIAL EXERCISE OF OVER-ALLOTMENT OPTION

NEW YORK, NEW YORK, November 16, 2005 - Key Hospitality Acquisition Corporation (OTC Bulletin Board: KHPAU) (the “Company”) announced today that the underwriters of the Company’s recent initial public offering have purchased an additional 450,000 units pursuant to the partial exercise of the underwriter’s over-allotment option to purchase up to 900,000 additional units granted to the underwriters.  Each unit consists of one share of common stock and one warrant. The units were sold at an offering price of $8.00 per unit, generating gross proceeds to the Company of $3.6 million. After deducting underwriting commissions, approximately $3.38 million of such proceeds were placed in the Company’s trust account.

Key Hospitality Acquisition Corporation is a blank check company recently formed for the purpose of effecting a merger, capital stock exchange, asset acquisition or other business combination with an operating business in the hospitality industry.

A registration statement relating to these securities was filed and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of Key Hospitality Acquisition Corporation, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. This public offering will be made only by means of a prospectus, copies of which may be obtained from Maxim Group LLC.